UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.      )

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Community Partners Bancorp
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COMMUNITY PARTNERS BANCORP
1250 Highway 35 South
Middletown, New Jersey 07748

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 19, 2009

To Community Partners Bancorp Shareholders:

The Annual Meeting of Shareholders of Community Partners Bancorp will be held at the Hilton Woodbridge, located at 120 Wood Avenue South, Iselin, New Jersey, on Tuesday, May 19, 2009, at 10:00 a.m., for the following purposes:

1.	To elect fourteen (14) directors.

2.	To ratify the appointment of Beard Miller Company LLP as the independent registered public accounting firm for the 2009 fiscal year.

3.	To consider the advisory vote on the compensation of the Company’s named executive officers as determined by the Compensation Committee.

4.	To act upon such other business as may properly come before the Annual Meeting.

Shareholders of record at the close of business on March 31, 2009 are entitled to notice of and to vote at the Annual Meeting.  Whether or not you contemplate attending the Annual Meeting, we suggest that you promptly execute the enclosed proxy and return it to the Company.

Important notice regarding the availability of proxy materials for the 2009 Annual Meeting of Shareholders: The Proxy Statement for the 2009 Annual Meeting of Shareholders and 2008 Annual Report to Shareholders are available at http://www.cfpproxy.com/5995.

By order of the Board of Directors,

CHARLES T. PARTON
Interim President and Chief Executive Officer

April 10, 2009
YOUR VOTE IS IMPORTANT. TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE VOTE YOUR PROXY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

COMMUNITY PARTNERS BANCORP
1250 Highway 35 South
Middletown, New Jersey 07748

PROXY STATEMENT FOR ANNUAL MEETING
OF SHAREHOLDERS TO BE HELD ON MAY 19, 2009

PROXY STATEMENT

This proxy statement is being furnished to the shareholders of Community Partners Bancorp (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, May 19, 2009, at 10:00 a.m., at the Hilton Woodbridge, located at 120 Wood Avenue South, Iselin, New Jersey and at any postponement or adjournment thereof.

This proxy statement, Notice of Annual Meeting and accompanying proxy card are first being mailed to shareholders on or about April 10, 2009.

Two River Community Bank (“Two River”, the “Bank”) is the only bank subsidiary of the Company.

GENERAL

The holders of record of shares of common stock of the Company at the close of business on the record date, which is March 31, 2009, are entitled to vote such shares at the Annual Meeting.  On March 31, 2009, there were 6,959,821 shares of common stock outstanding entitled to vote at the Annual Meeting.

The presence in person or by proxy of the holders of a majority of the shares outstanding on the record date is necessary to constitute a quorum for the transaction of business at the Annual Meeting.  Each shareholder is entitled to one vote, in person or by proxy, for each share of common stock held as of the record date on each matter to be voted on at the Annual Meeting.

Abstentions and broker non-votes are included in determining the number of shares present or represented at the Annual Meeting for purposes of determining whether a quorum exists.  Broker non-votes occur when a broker returns a proxy but does not have discretionary authority to vote on a particular proposal or voting instructions from the beneficial owner.

Certain proposals, such as the election of directors and the ratification of the appointment of auditors, are considered “routine” matters and brokers generally may vote on behalf of beneficial owners who have not furnished voting instructions.  For “non-routine” proposals, such as the approval of equity compensation plans and amendments, brokers may not vote on the proposals unless they have received voting instructions from the beneficial owner.

Directors will be elected by a plurality of the votes cast at the Annual Meeting.  Thus, an abstention or a broker non-vote will have no effect on the outcome of the vote on election of directors at the meeting.  The appointment of Beard Miller Company LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009 requires the favorable vote of a majority of the votes cast.  Thus, an abstention or a broker non-vote will have no effect on the outcome.  The advisory proposal regarding the compensation of our named executive officers will be approved if a majority of the votes cast are FOR the proposal.  Thus, abstentions and broker non-votes will have no impact on the approval of this advisory proposal.

Shares of common stock represented by proxies received in time for the Annual Meeting will be voted as specified in the proxy.  Unless contrary instructions are given, the proxy will be voted for (1) the election of each of the Board of Directors’ nominees for director, (2) the ratification of the appointment of Beard Miller Company LLP as the independent registered public accounting firm for the 2009 fiscal year and (3) the advisory vote on the compensation of the Company’s named executive officers.  With respect to any other matters properly submitted to shareholders at the Annual Meeting, proxies will be voted as recommended by the Board of Directors or, if no recommendation is given, at the discretion of the proxy holders.

Election inspectors appointed for the Annual Meeting will tabulate the votes cast by proxy or in person at the meeting. The election inspectors will determine whether or not a quorum is present. Votes will NOT be considered cast if the shares are not voted for any reason, including an abstention indicated as such on a written proxy or ballot, if directions are given in a written proxy to withhold votes, or if the votes are withheld by a broker.

If any other matters are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the individuals named as proxies will have discretion to vote on those matters in their best judgment to the same extent as the person delivering the proxy would be entitled to vote, unless you otherwise specify in the proxy.  If the Annual Meeting is postponed or adjourned, your proxy will remain valid and may be voted at the postponed or adjourned meeting.  You still will be able to revoke your proxy until it is voted.  As of the date of this proxy statement, the Company is not aware of any matters that are to be presented at the Annual Meeting other than the election of directors, the ratification of the appointment of Beard Miller Company LLP as independent registered public accounting firm for the 2009 fiscal year and the advisory vote on the compensation of the Company’s named executive officers.

Shareholders may vote by completing and mailing the proxy card.  A proxy may be revoked if, prior to the exercise of the proxy, the Secretary of the Company receives either a written revocation of that proxy or a new proxy bearing a later date.  You will be able to change your vote as many times as you wish prior to the Annual Meeting and the last vote received chronologically will supersede all prior votes.  A proxy may also be revoked by voting in person at the Annual Meeting.  Attendance at the Annual Meeting will not in itself constitute revocation of a proxy.

This proxy solicitation is being made by the Board of Directors of the Company, and the expense of preparing, printing, and mailing this proxy statement and proxy is being paid by the Company.  In addition to use of the mails, proxies may be solicited personally, by electronic mail, by facsimile, or by telephone by our directors, officers or regular employees of the Company without additional compensation.  Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of stock.  The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending proxy materials to the beneficial owners of common stock.

In some instances, we may deliver to multiple shareholders sharing a common address only one copy of this proxy statement and its attachments.  If requested by phone or in writing, we will promptly provide a separate copy of the proxy statement and its attachments to a shareholder sharing an address with another shareholder.  You may make such a request in writing to Community Partners Bancorp, Attn: Corporate Secretary, 1250 Highway 35 South, Middletown, New Jersey 07748, or by calling the Company at 732-706-9009. This proxy statement and the annual report are available at http://www.cfpproxy.com/5995. Shareholders sharing an address who currently receive multiple copies and wish to receive only a single copy should contact their broker or send a signed, written request to us at the address above.

Smaller Reporting Company

The Company has elected to prepare this proxy statement and other annual and periodic reports as a “smaller reporting company” consistent with rules of the Securities and Exchange Commission (the “SEC”) effective February 4, 2008.

ITEM 1 - ELECTION OF DIRECTORS

The Board of Directors proposes the election of fourteen nominees as directors of the Company.  If elected, Directors will serve until the next Annual Meeting or until their successors are chosen and qualified.  The Company has inquired of each nominee and determined that each will serve if elected.  In the event that any of the nominees should become unable or unavailable to serve, or for good reason will not serve, the persons named in the accompanying proxy intend to vote for such other person or persons, if any, as the Board of Directors may designate as a substitute nominee or the size of the Board may be reduced.  The Board believes that the named nominees are available, and, if elected, will be able to serve. The Board of Directors recommends that shareholders vote for such nominees for directors.

DIRECTORS AND EXECUTIVE OFFICERS

The following tables set forth (i) the name and age of each of the nominees for election to director and the name and age of the each of the executive officer of the Company who does not also serve as a director of the Company; (ii) the other positions and offices presently held by such persons with the Company, if any; (iii) the period during which such persons have served on the Board of Directors of the Company, if applicable; and (iv) the principal occupations and employment of such persons during the past five years.  Additional biographical information for each person follows the tables.

NOMINEES FOR ELECTION AT 2009 ANNUAL MEETING

Name and Position with the Company, if any	Age	Director Since	Principal Occupation

Charles T. Parton, Interim President and CEO, Chairman of the Board of the Company and Two River	67	2006	Interim President and CEO of the Company; Chairman of the Board of the Company and Two River

Joseph F.X. O’Sullivan, Vice Chairman of the Board and Director of the Company, Director of Two River	55	2006	Senior executive with Fleetwood Financial Leasing, LLC; Vice Chairman of the Board and Director of the Company and Director of Two River

Michael W. Kostelnik, Jr., Corporate Secretary and Director of the Company, Director of Two River	66	2006	Retired President of McCue Captains Insurance Agency; Corporate Secretary and Director of the Company; Director of Two River

Barry B. Davall, Director of the Company, Director of Two River	66	2006	Retired President & CEO of the Company; Director of the Company; Director of Two River

Robert E. Gregory, Director of the Company, Director of Two River	52	2006	President of NJ Galvanizing and Tinning Works, Inc.; Director of the Company; Director of Two River

Name and Position with the Company, if any	Age	Director Since	Principal Occupation
Robert B. Grossman, MD, Director of Two River	62	**	Partner, Shore Orthopaedic Group; Director of Two River

John E. Holobinko, Esq., Director of Two River	67	**	Partner, Gasiorowski & Holobinko; Director of Two River

Frederick H. Kurtz, Director of the Company, Director of Two River	74	2006	Professional engineer and President of Parcor, Inc.; Director of the Company; Director of Two River

William F. LaMorte Director of Two River	60	**	President of Ronstan Paper & Packaging Company, Inc.; Director of Two River

William D. Moss, Executive Vice President and Senior Loan Officer of the Company, President, Chief Executive Officer and Director of Two River	52	**	Executive Vice President and Senior Loan Officer of the Company, President, Chief Executive Officer and Director of Two River

Frank J. Patock, Jr., Director of the Company, Vice Chairman of the Board and Director of Two River	63	2006	President of Patock Construction Company; Director of the Company; Vice Chairman of the Board and Director of Two River

John J. Perri, Jr., CPA, Director of the Company, Director of Two River	60	2006	Certified Public Accountant and a partner with Raymond, Perri & DeSeno, LLC; Director of the Company; Director of Two River

William Statter, Director of Two River	66	**	Retired pharmacist; Director of Two River

Robin Zager, Director of Two River	59	**	Partner, Commercial Property Advisors, LLC; Director of Two River

** New nominee for 2009.  Each of the new nominees to the Board of Directors of the Company are current directors of Two River and were recommended by each of the current members of the Company’s Board of Directors.

EXECUTIVE OFFICER WHO IS NOT A DIRECTOR

Name and Position with the Company	Age	Principal Occupation
Michael J. Gormley, Executive Vice President, Chief Operating Officer and Chief Financial Officer, Executive Vice President, Chief Financial Officer of Two River	53	Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Company; Executive Vice President, Chief Financial Officer of Two River

Directors

Set forth below are the names of, and certain biographical information regarding, the directors of the Company.

Charles T. Parton is currently the Interim President and CEO of the Company and Chairman of the Board and Chairman of Two River.  Mr. Parton previously served as Chairman of Two River from April 1, 2000 to July 31, 2006, and as President and CEO from Two River’s opening on February 29, 2000 to April 30, 2000.  Mr. Parton served as Managing Member of TRB, LLC, the incorporating entity of Two River.  Mr. Parton is a certified financial planner. Mr. Parton has been active in the commercial banking field for over 40 years, beginning his career in 1963 with Fidelity Union Trust Company in Newark, New Jersey, and has served as Executive Vice President and Cashier of Colonial First National Bank, Red Bank, Chairman, President and CEO of Midlantic National Bank/Merchants, Senior Vice President and Group Executive of Midlantic National Bank and Executive Vice President of the Jersey Shore Medical Center Foundation.  Mr. Parton has served as a director of three SEC registered companies, and is currently a director of Kuehne Chemical Company, Inc., a privately owned enterprise.  Mr. Parton has been a Trustee of Monmouth University since 1987, having served as Board of Trustees Chair from 1998 to 2001, and was elected a Life Trustee in 2002.  Mr. Parton received his A.B. degree from Dartmouth College, and his MBA from Rutgers University.

Joseph F.X. O’Sullivan is currently the Vice Chairman of the Board of the Company and Two River, previously served as Chairman of the Board and a director of The Town Bank.  Mr. O’Sullivan is a senior executive with Fleetwood Financial Leasing, LLC.  Fleetwood Financial is an equipment leasing company headquartered in New Jersey specializing in the vendor finance marketplace concentrating on firms selling medical and office technology products.  Mr. O’Sullivan is a graduate of Mount Saint Mary’s College where he obtained a Bachelor Degree in Business.

Michael W. Kostelnik, Jr. is currently the Corporate Secretary and a director of the Company and has been a director of Two River since the bank opened.  He is the retired President of McCue Captains Agency, an insurance agency located in Little Silver, New Jersey.  Mr. Kostelnik, who has been involved in the insurance industry for 30 years, is a former member of the board of directors of the Independent Insurance Agents of New Jersey.  Mr. Kostelnik was a member of the Community Advisory Board of Tinton Falls State Bank.  Mr. Kostelnik is a past president of the Tinton Falls Rotary Club.  Mr. Kostelnik received his B.A. degree from Colgate University.

Barry B. Davall is a director of the Company.  Mr. Davall previously served as President of Two River from April 30, 2000 to July 31, 2006, and President and CEO of the Company from August 1, 2006 to January 31, 2009.  Mr. Davall, who joined Two River in February 2000 as Executive Vice President and director, has over 46 years’ experience in the banking field, beginning his career in 1960 with Hightstown Trust Company, Hightstown, New Jersey, which was subsequently acquired by New Jersey National Bank.  Mr. Davall served as President and CEO of New Jersey National Bank of Princeton, as Executive Vice President at Fidelity Trust Company, Stamford, Connecticut, and as President and Chief Operating Officer of its successor, Shawmut Fidelity Bank, President of Tinton Falls State Bank, and Senior Regional Vice President of Commerce Shore Bank.  Mr. Davall is a former director and chairman of the Red Bank Community YMCA, treasurer and trustee of Monmouth Conservation Foundation, director and treasurer of the Friends of the Monmouth County Parks, and secretary and trustee of CPC Behavioral Healthcare.  Mr. Davall is a past president of the Community Bankers Association of New Jersey, and a past trustee of the New Jersey Bankers Association.  Mr. Davall attended Rider University, and is a 1978 graduate of the Stonier Graduate School of Banking.

Robert E. Gregory is currently a director of the Company and Two River and previously served as a director at Town Bank. Mr. Gregory has been the President of NJ Galvanizing and Tinning Works, Inc. since 1982.  He has over 23 years of professional experience in the field of galvanizing.  Mr. Gregory is a graduate of Marquette University where he obtained a Bachelors Degree.

Robert B. Grossman, MD is an orthopedic surgeon and partner with Shore Orthopaedic Group, located in Tinton Falls and Lakewood, New Jersey.  Dr. Grossman is a licensed medical doctor in the State of New Jersey.  He became Board Certified in orthopedic surgery in 1978, and is currently affiliated with Monmouth Medical Center and Riverview Medical Center.  Dr. Grossman is a Fellow of the American Academy of Orthopaedic Surgery, the American Academy of Surgery, the American Sports Medicine Society, and the Arthroscopic Association of North America, just to name a few.  He is a past consultant to the U.S. Soccer Federation World Cup Junior Team and a consultant at the U.S. Olympic Facility in Colorado.  Dr. Grossman has been elected to Best Doctors in New Jersey, 2001.  Dr. Grossman is a past president of the New Jersey Orthopaedic Society and the Campaign Chairman for Jewish Charities of Monmouth County.  He was one of the founders and a member of the Board of Directors of Tinton Falls State Bank.  He is the past President and past Chairman of the Board of the Jewish Federation of Greater Monmouth County.

John E. Holobinko, Esq. is a partner in the law firm of Gasiorowski & Holobinko, located in Red Bank, New Jersey.  The firm specializes in many areas of the law, including real estate transactions, trust and estate work, bankruptcy, municipal law, and banking-related matters.  Mr. Holobinko is a former member of the Board of Directors of United Counties Bancorp and Meridian Bank.  He also served on the Regional Board of Directors of CoreStates Bank.  Besides belonging to the American, New Jersey and Monmouth Bar Associations, Mr. Holobinko is a member of, or affiliated with, numerous charitable and service organizations and foundations.  He received his B.A. degree from Dartmouth College and his law degree from Cornell University School of Law.

Frederick H. Kurtz is currently a director of the Company and previously served as a director of The Town Bank.  Mr. Kurtz is a Professional Engineer and is President of Parcor, Inc., a management consulting firm in Parlin, New Jersey.  Mr. Kurtz operated a Consulting Engineering practice for 30 years and served as Executive Director of the Middlesex County Utilities Authority and the Old Bridge Redevelopment Agency.  Mr. Kurtz received his engineering degree from Northeastern University in 1958.

William F. LaMorte has been the President of Ronstan Paper & Packaging Company, Inc. for the past 33 years.  Ronstan Paper is a distributor of packaging materials, paper and janitorial products,  based in Eatontown, New Jersey.  Mr. LaMorte is a past President of Monmouth Center for Vocational Rehabilitation and the MCVR Foundation, Inc.  He is a former member of the Long Branch Chamber of Commerce.  He is also a past President of A.R.C. of Monmouth County.  Mr. LaMorte received his B.S. degree in Business Administration from Western New England College.

William D. Moss is currently Executive Vice President and Senior Loan Officer of the Company, and President and Chief Executive Officer and a director of Two River.  Mr. Moss previously served as President and Senior Loan Officer from August 1, 2006, to July 31, 2007, and Executive Vice President and Senior Loan Officer of Two River from July 1, 2003, to July 31, 2006 and from February 2000 (the time of the bank’s opening) until July 2003, Mr. Moss served as Senior Vice President and Senior Loan Officer of Two River.  Mr. Moss has over 29 years in the banking industry, starting his career in 1980 at the Midlantic National Bank and rising to Regional Vice President/Group Manager in 1989.  Later that year he joined the Central Jersey Bank & Trust Company, which today is Bank of America, as a Vice President and Senior Regional Loan Officer.  In 1996, Mr. Moss joined Shrewsbury State Bank as Vice President, responsible for commercial lending and business development.  Mr. Moss graduated from the Stonier Graduate School of Banking in 1987.  Mr. Moss serves as a trustee of the New Jersey Bankers Association and is a member of the Community Bankers Association of New Jersey.  He  is currently a Trustee and Assistant Treasurer of The Monmouth County Historical Association, Freehold, New Jersey; Treasurer and Trustee of The Monmouth Conservation Foundation, Middletown, New Jersey; a Trustee of The Community YMCA, Red Bank, New Jersey; the Christian Brothers Academy Alumni Association, Lincroft, New Jersey; and the Howard Whitfield Foundation, Red Bank, New Jersey.  Mr. Moss is a former President and member of the Board of Advisors of the American Cancer Society and served as a Councilman of the Borough of Shrewsbury and Chair of the Finance Committee. Mr. Moss previously sat on the board of the Monmouth Day Care Center and the Family & Children’s Corporate Executive Board.

Frank J. Patock, Jr. is currently a director of the Company and Vice Chairman of the Board of Directors of Two River. Mr. Patock is also President of Patock Construction Company, a general contracting company located in Tinton Falls, New Jersey and was born and raised in the Red Bank area. He is a founder and former member of the board of directors of Tinton Falls State Bank. He is a past President of the Red Bank Rotary Club and is the current President of the Affordable Housing Alliance. Mr. Patock serves on the board of directors of American Red Cross and 180-Turning Lives Around. In addition, Mr. Patock is a member of the Eastern Monmouth Chamber of Commerce and St. Dorothea’s Church in Eatontown, New Jersey.  Mr. Patock received his B.C.E. degree from Union College in Schenectady, New York and his M.S. degree from New Jersey Institute of Technology.

John J. Perri, Jr., CPA is currently a director of the Company and Two River.  Mr. Perri is a Certified Public Accountant and a partner in the accounting firm of Raymond, Perri & DeSeno, LLC, located in Tinton Falls, New Jersey.  He is currently a member of the American Institute of Certified Public Accountants and the New Jersey Society of Certified Public Accountants.  Mr. Perri has taught accounting at Ocean County Community College and he has lectured on various accounting and tax related topics.  He is active in the Red Bank Rotary Club and is currently on the board of directors of the Monmouth Housing Alliance.  Mr. Perri received his B.S. degree in accounting from Rochester Institute of Technology.  He also holds a Masters degree in Taxation from Fairleigh Dickinson University.

 William Statter is the former owner of Rumson Pharmacy, located in Rumson, New Jersey.  Mr. Statter is a former member of the Community Advisory Board of Tinton Falls State Bank.  He is the former President of the Rumson Board of Health and a former member of the Rumson Juvenile Conference Committee.  At this time, Mr. Statter is the Director of Pharmacy at the Parker Family Health Center in Red Bank, and also serves on the Parker Family Health Center Board of Directors.  Mr. Statter is a graduate of the University of the Maryland School of Pharmacy.

 Robin Zager is a Principal of Commercial Property Advisors, LLC, a real estate transaction and consulting firm located in Fair Haven, New Jersey.  She is also President of Arzee Property Management Corporation, which oversees the operations of several medical and professional buildings in Monmouth and Ocean Counties.  Ms. Zager is a past president of the statewide organization of New Jersey Industrial/Commercial Real Estate Women (ICREW) and a past national delegate to CREW Network.  She is a past Trustee of Congregation B’nai Israel in Rumson, New Jersey.  Ms. Zager received her B.S. degree from Douglass College in New Brunswick, New Jersey.

No director of the Company is also currently a director of any other company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or of any company registered as an investment company under the Investment Company Act of 1940.

Executive Officer

Set forth below is the name of, and certain biographical information regarding, an executive officer of the Company who does not serve as a director of the Company.

Michael J. Gormley is currently Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Company, and Executive Vice President, Chief Financial Officer of Two River and has served in such positions since 2006.  From February 2000 through 2003, Mr. Gormley served as Senior Vice President and Treasurer of Two River.  Mr. Gormley previously served as Senior Vice President and Treasurer of Tinton Falls State Bank from its establishment in October of 1988 to its acquisition by Commerce Bank in January of 1999.  Mr. Gormley is a past President of the Red Bank Rotary Club and is an elder and former chair of the finance committee of Forked River Presbyterian Church in Forked River, New Jersey.

Recommendation and Vote Required

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

A director will be elected by a plurality of the votes cast at the Annual Meeting, whether in person or by proxy.

ITEM 2 - RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Beard Miller Company LLP as the Company’s independent auditors for the 2009 fiscal year.  Beard Miller Company LLP has served as the Company’s independent registered public accounting firm since 2006, and prior to such time served as independent registered public accounting firm for Two River since 2005.

In addition to selecting Beard Miller Company LLP as the Company’s independent registered public accounting firm for the Company’s 2009 fiscal year, the Audit Committee has directed that management submit the selection of the independent registered public accounting firm for ratification by the Company’s shareholders at the 2009 Annual Meeting.  One or more representatives of Beard Miller Company LLP are expected to be present at the 2009 Annual Meeting.  The representatives will have the opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

Shareholder ratification of the selection of Beard Miller Company LLP as the Company’s independent registered public accounting firm is not required by the Company’s by-laws or otherwise. However, the Board is submitting the selection of Beard Miller Company LLP to shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Unless contrary instructions are given, the shares of common stock represented by the proxies being solicited will be voted “FOR” the ratification of the selection of Beard Miller Company LLP as the Company’s independent registered public accounting firm for the Company’s 2009 fiscal year.

Independent Auditor Fees

The Sarbanes-Oxley Act of 2002 and the SEC auditor independence rules require all public accounting firms that audit issuers to obtain pre-approval from their respective audit committees in order to provide professional services without impairing independence.

The following fees were incurred for services provided by the Company’s independent registered public accounting firm in 2008 and 2007:

	2008	2007

Audit fees (1)	$141,397	$139,540
Audit-related fees (2)	1,740	4,800
Tax fees (3)	19,624	36,494
All other fees	-	-

Total	$162,761	$180,834

(1)
Includes professional services rendered for the audit of the Company’s annual financial statements, review of financial statements included in Forms 10-Q and review and consent procedures associated with a Form S-8 filing by the Company, including out-of-pocket expenses.

(2)	Includes assurance and related services that are reasonably related to the performance of the audit or review of financial statements.

(3)	Tax fees include the following: preparation of state and federal tax returns; assistance with calculating estimated tax payments; and assistance with other tax matters.

All services described above were approved in accordance with the Audit Committee’s Pre-Approval policy described directly below.

Audit Committee Pre-Approval Procedures

The Audit Committee has adopted a formal policy concerning the pre-approval of audit and non-audit services to be provided by the Company’s independent registered public accounting firm. The policy requires that all services to be performed by the Company’s independent registered public accounting firm, including audit services, audit-related services and permitted non-audit services, be pre-approved by the Audit Committee. The policy permits the Audit Committee to delegate pre-approval authority to one or more members, provided that any pre-approval decisions are reported to the Audit Committee at its next meeting. Specific services being provided by the independent registered public accounting firm are regularly reviewed in accordance with the pre-approval policy. At subsequent Audit Committee meetings, the Audit Committee receives updates on services being provided by the independent registered public accounting firm, and management may present additional services for approval. The Company’s engagement of Beard Miller Company LLP as the Company’s independent registered public accounting firm was approved in advance by the Audit Committee.

Recommendation and Vote Required

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF BEARD MILLER COMPANY LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2009 FISCAL YEAR.

The affirmative vote of the majority of votes cast is required to ratify the Board’s selection of the Company’s independent registered public accounting firm.

ITEM 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board of Directors of the Company believes that the Company’s compensation policies and procedures are competitive, are focused on pay- for performance principles and are strongly aligned with the long-term interests of our shareholders. The Board also believes that both the Company and its shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue.  The proposal described below, commonly known as a “Say on Pay” proposal, gives you as a shareholder the opportunity to endorse or not endorse the compensation for the Company’s named executive officers by voting to approve or not approve such compensation as described in this proxy statement.

On February 17, 2009, President Obama signed the American Recovery and Reinvestment Act of 2009 (“ARRA”) into law. ARRA requires, among other things, every participant in the Troubled Asset Relief Program to permit a non-binding shareholder vote to approve the compensation of the participant’s executives. Accordingly, you are asked to approve the compensation of the named executive officers as described under “Executive Compensation” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement.

Under ARRA, your vote is advisory and will not be binding upon the Board of Directors of the Company. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Recommendation and Vote Required

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NON-BINDING APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS DETERMINED BY THE COMPENSATION COMMITTEE.

The affirmative vote of the majority of votes cast will constitute approval of this advisory proposal.

CORPORATE GOVERNANCE

General

The Company is committed to establishing sound principles of corporate governance which promote honest, responsible and ethical business practices.  The Company’s corporate governance practices are actively reviewed and evaluated by the Board of Directors and the Nominating and Corporate Governance Committee.  This review includes comparing the Board’s current governance policies and practices with those suggested by authorities active in corporate governance as well as the practices of other public companies.  Based upon this evaluation, the Board has adopted those policies and practices that it believes are the most appropriate corporate governance policies and practices for the Company.

Board Composition and Committee Memberships

The Board is currently composed of Messrs. Barry B. Davall, Charles T. Parton, Frank J. Patock, Jr., Joseph F.X. O’Sullivan, Michael W. Kostelnik, Jr., Robert E. Gregory, Frederick H. Kurtz and John J. Perri, Jr., CPA.  The Board of Directors has a standing Audit Committee, Nominating and Corporate Governance Committee, and Compensation Committee.  The table below provides current membership for each of these Board committees.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Joseph F.X. O’Sullivan		X
Michael W. Kostelnik, Jr.	X	X*	X*
Robert E. Gregory	X
Frederick H. Kurtz			X
John J. Perri, Jr., CPA	X*	X	X

X = Committee member; * = Chairperson

Director Independence

Effective February 1, 2009, Charles T. Parton, Chairman, assumed the additional positions of Interim President and CEO of the Company, in accordance with the recommendation of the Nominating and Corporate Governance Committee, as approved by the Board of Directors on December 16, 2008.  Mr. Parton succeeds Barry B. Davall, who retired as President and CEO of the Company on January 31, 2009.  These actions were consistent with the management succession plan implemented by the Company in August, 2007.  It is anticipated that Mr. Parton will act in the interim capacity for a period of less than one year, until a permanent President and CEO of the Company is appointed.  The Nominating and Corporate Governance Committee will oversee this process, which represents the final step in the management succession plan.

Since the adoption of the Sarbanes-Oxley Act in July 2002, there has been growing public and regulatory focus on the independence of directors. Based on the subjective and objective criteria developed by the Nasdaq listing standards and the SEC rules, the Board of Directors has determined that a majority of the directors are “independent” within the meaning of the Nasdaq independence standards.

The Board of Directors has also determined that based on such criteria, all current members and all of the directors who served in fiscal year 2008 as members of the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee are “independent” within the meaning of the Nasdaq independence standards, except for Mr. Parton, who resigned from the Nominating and Corporate Governance Committee subsequent to the end of the 2008 fiscal year (as discussed under “Nominating and Corporate Governance Committee” below).

The Board has determined that each member of the Audit Committee is also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, and that each member of the Compensation Committee is an “outside director” pursuant to the criteria established by the Internal Revenue Service (the “IRS”) and is a “non-employee director” pursuant to criteria established by the SEC.

The Nominating and Corporate Governance Committee met on March 25, 2009 to determine the independence of the current members of the Board of Directors, each of which is a nominee for election as a director of the Company, as well as to determine the independence of the new nominees for director of the Company.  All of the directors and new nominees had previously completed a questionnaire that was used as a guide to assist in determining such person’s independence.  At the Nominating and Corporate Governance Committee meeting, the Committee discussed each director’s and new nominee’s relationship with the Company (and those of their immediate family) and other potential conflicts of interest as well as information related to transactions, relationships, or arrangements between the Company and the directors or new nominees or parties related to such directors or new nominees.

Following the Nominating and Corporate Governance Committee meeting, the Committee presented its conclusions to the Board.  Taking into consideration the information provided by the Committee, the Board affirmatively determined that each of Messrs. Joseph F.X. O’Sullivan, Michael W. Kostelnik, Jr., Robert E. Gregory, Frederick H. Kurtz, John J. Perri, Jr., CPA, Robert B. Grossman, MD, John E. Holobinko, Esq., William F. LaMorte, William Statter and Ms. Robin Zager has no material relationship with the Company affecting his independence as a director and that each is “independent” within the meaning of the independence standards established by Nasdaq. In making the independence determination with respect to Mr. Kostelnik, the Nominating and Corporate Governance Committee considered Mr. Kostelnik’s employment with a company that maintains bank accounts with, has a line of credit and a term loan with Two River. The Committee also considered the relevance of (i) Mr. O’Sullivan’s personal deposit and borrowing relationship and his employment with a company that maintains a deposit relationship with the Bank, (ii) Mr. Gregory’s personal deposit and borrowing relationship and his ownership of and employment with two companies that have deposit and borrowing relationships with the Bank, (iii) Mr. Kurtz’s personal deposit and borrowing relationship and his ownership of companies that have deposit and borrowing relationships with the Bank, (iv) Dr. Grossman’s personal deposit and borrowing relationship and his employment with a company that maintains a deposit and borrowing relationship with the Bank, (v) Mr. Holobinko’s personal deposit and borrowing relationship and ownership of a law firm that maintains a deposit relationship with the Bank, (vi) Mr. LaMorte’s personal deposit relationship and his ownership of companies that have deposit and borrowing relationships with the Bank and the sale of paper and office supplies to Two River by Ronstan Paper and Packaging Company in the total amount of $7,687, (vii) Mr. Statter’s personal deposit and borrowing relationship with the Bank, and (viii) Ms. Zager’s personal deposit and borrowing relationship and her membership in a company that maintains a borrowing relationship with the Bank.

Audit Committee

The Audit Committee is comprised of Messrs. John J. Perri, Jr., CPA (Chairman), Michael W. Kostelnik, Jr. and Robert E. Gregory.  The Audit Committee serves as a communication point among non-Audit Committee directors, internal auditors, the independent auditors and Company management as their respective duties relate to financial accounting, financial reporting and internal controls. The Audit Committee assists the Board of Directors in fulfilling its responsibilities with respect to accounting policies, internal controls, financial and operating controls, standards of corporate conduct and performance, financial reporting practices and sufficiency of auditing.

The Board has determined that all Audit Committee members are able to read and understand financial statements and at least one member has accounting or related financial management expertise in accordance with the applicable Nasdaq rules.  The Board has also determined that John J. Perri, Jr., CPA qualifies as an “audit committee financial expert,” and serves as the Company’s “audit committee financial expert.”  No member of the Audit Committee received any compensation from the Company during fiscal 2008 other than compensation for services as a director.

The Audit Committee Charter is available in the Corporate Governance section of the Company’s website at www.communitypartnersbancorp.com.

Report of the Audit Committee of the Board of Directors

The Audit Committee of the Board of Directors of the Company is comprised of three independent directors appointed by the Board of Directors (each of whom is independent for purposes of audit committee membership under applicable Nasdaq and SEC rules).  The Audit Committee operates under a charter that was adopted in October 2005 (the “Audit Committee Charter”).  The Audit Committee Charter provides that the Audit Committee shall have the sole authority to appoint or replace the Company’s independent accountants.

 Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations.  The Company’s independent auditors perform an annual independent audit of the financial statements and express an opinion on the conformity of those financial statements with generally accepted accounting principles in the United States of America.  The Audit Committee’s responsibility is to monitor and oversee these processes and report its findings to the full Board.  The Audit Committee assists the Board in monitoring:

•	the integrity of the financial statements of the Company;

•	the independent auditors’ qualifications and independence;

•	the performance of the Company’s internal audit function and independent auditors; and

•	the compliance by the Company with legal and regulatory requirements.

The Audit Committee reviews the results of the Company’s audit, of its interim quarterly reviews, the overall quality of the Company’s accounting policies and other required communications, including those described in Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees”. The Company’s independent auditors assist management, as necessary, in updating the Audit Committee concerning new accounting developments and their potential impact on the Company’s financial reporting.  The Audit Committee also meets regularly with the Company’s independent auditors without management present.

The Audit Committee reviews and discusses with management the Company’s annual audited financial statements and quarterly financial statements, including the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations.  The Audit Committee also meets with Company management, without the Company’s independent auditors present, to discuss management’s evaluation of the performance of the independent auditors.

With respect to fiscal 2008, the Audit Committee:

•	met with management and Beard Miller Company LLP to review and discuss the Company’s audited financial statements and to discuss significant accounting issues;

•	periodically met with management to review and discuss quarterly financial results;

•	discussed with Beard Miller Company LLP the scope of its services, including its audit plan;

•	reviewed the Company’s internal control processes and procedures;

•
received and reviewed the written disclosures and the letter from Beard Miller Company LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with Beard Miller Company LLP their independence from management and the Company;

•
implemented various changes and actions in response to the requirements of the Sarbanes-Oxley Act, SEC regulations, and Nasdaq corporate governance standards, as they impact the Audit Committee, the financial reporting process and internal controls procedures;

•	reviewed and approved all audit and non-audit services provided by Beard Miller Company LLP during fiscal 2008;

•	reviewed and approved all internal audit reports prepared by RSM McGladrey LLP and Thoms & Jordan, LLP; and

•	reviewed and approved all Loan Review Programs prepared by CEIS Review Inc.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.

Members of the Audit Committee

JOHN J. PERRI, JR., CPA (CHAIRMAN)
MICHAEL W. KOSTELNIK, JR.
ROBERT E. GREGORY

Compensation Committee

The Compensation Committee is comprised of Messrs. Michael W. Kostelnik, Jr. (Chairman), Joseph F.X. O’Sullivan, and John J. Perri, Jr., CPA, each of whom has been determined by the Board to be “independent” within the meaning of the Nasdaq independence standards, and each of whom is an “outside director” pursuant to the criteria established by the IRS and is a “non-employee director” pursuant to criteria established by the SEC.

No Compensation Committee member participates in any of the Company’s employee compensation programs.  The Board has determined that none of the current Compensation Committee members has any material business relationships with the Company.

The Compensation Committee Charter is available in the Corporate Governance section of the Company’s website at www.communitypartnersbancorp.com.

Role of the Compensation Committee

The Compensation Committee reviews and approves the compensation arrangements for the Company’s Chief Executive Officer, executive officers and outside directors.  The Compensation Committee administers any Company equity incentive plans and makes awards pursuant to those plans.  The Compensation Committee also establishes and administers any other incentive compensation plans for the Company’s executive officers.  The Compensation Committee has the authority to engage compensation consultants to assist it in carrying out its duties. When the Compensation Committee deems it to be appropriate, it may delegate its authority to one or more members or to one or more subcommittees established by the Committee.

Role of Management

With respect to executive officer compensation, the Compensation Committee receives recommendations and information from senior management.  During 2008, Mr. Davall, the Company’s President and Chief Executive Officer, reviewed with the Compensation Committee the performance of the Company’s executive officers and participated in Committee deliberations regarding the compensation of executive officers.  Mr. Davall did not participate in the review or deliberations regarding his own compensation. The Compensation Committee can exercise its discretion in modifying any recommended adjustments or awards to the named executive officers.  Upon request by the Compensation Committee, management provides the Committee with recommendations, data and information regarding the compensation of the Company’s outside directors.

Role of Compensation Consultants

In 2008, Mosteller & Associates, a compensation consultant, provided the Compensation Committee with research and analysis in connection with setting appropriate levels of executive officer compensation. The Compensation Committee determined that the study was warranted based on the transition of the Two River Chief Executive Officer position from Mr. Davall to Mr. Moss.  Mosteller & Associates also provided the Compensation Committee with information regarding the levels of outside director compensation, including an analysis conducted of board fees for New Jersey based peer banks. The Compensation Committee used this information during its 2008 review of outside director compensation. Although Mosteller & Associates was contractually engaged by the Company, the compensation consultant reports directly to the Compensation Committee.

COMPENSATION COMMITTEE CERTIFICATION

The Compensation Committee certifies that it has reviewed with senior risk officers the senior executive officer incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Company.

MICHAEL W. KOSTELNIK, JR. (CHAIRMAN)
JOSEPH F.X. O’SULLIVAN
JOHN J. PERRI, JR.

Nominating and Corporate Governance Committee

Effective February 1, 2009, Charles T. Parton, Chairman, assumed the additional positions of Interim President and CEO of the Company, in accordance with the recommendation of the Nominating and Corporate Governance Committee, as approved by the Board of Directors on December 16, 2008.  Mr. Parton succeeds Barry B. Davall, who retired as President and CEO of the Company on January 31, 2009.  These actions were consistent with the management succession plan implemented by the Company in August, 2007.  It is anticipated that Mr. Parton will act in the interim capacity for a period of less than one year, until a permanent President and CEO of the Company is appointed.  The Nominating and Corporate Governance Committee will oversee this process, which represents the final step in the management succession plan.

The Nominating and Corporate Governance Committee is currently comprised of Messrs. Michael W. Kostelnik, Jr. (Chairman), Frederick H. Kurtz, and John J. Perri, Jr., CPA.

The Nominating and Corporate Governance Committee is responsible for recommending for consideration by the Board candidates to serve as directors of the Company as well as the re-election of current directors.  The Committee also reviews recommendations from shareholders regarding corporate governance and director candidates.  The procedure for submitting recommendations for director candidates is set forth below under the caption “Selection of Director Candidates”.

In accordance with the marketplace rules of the Nasdaq Capital Market, the Nominating and Corporate Governance Committee is currently, and in 2008 was, composed entirely of independent, non-management members of the Board of Directors.

The Nominating and Corporate Governance Committee Charter is available in the Corporate Governance section of the Company’s website at www.communitypartnersbancorp.com.

Selection of Director Candidates

The proposed slate of Directors presented in this proxy statement consists of fourteen individuals.  Ms. Zager, Dr. Grossman and Messrs. Holobinko, LaMorte, Moss and Statter have not previously served as Directors of the Company.  If approved by the shareholders, this slate of nominees will also be identical to the Board of Directors of Two River.  Beginning in May 2009, meetings of the Boards of Directors of the Company and Two River will be held concurrently for the conduct of business.  Prior to the consolidation of Two River and The Town Bank, separate monthly meetings of the respective bank Boards of Directors were held for the conduct of business, with the Board of Directors of the Company also meeting separately.  As noted below, all directors are expected to meet the criteria listed.

The Nominating and Corporate Governance Committee has established a policy regarding the consideration of director candidates, including those recommended by shareholders.  The Nominating and Corporate Governance Committee, together with the President and other Board members, will from time to time as appropriate identify the need for new Board members.  Particular proposed director candidates who satisfy the criteria set forth below and otherwise qualify for membership on the Board will be identified by the Nominating and Corporate Governance Committee.  In identifying candidates, the Nominating and Corporate Governance Committee will seek input and participation from the President, other Board members, and other appropriate sources, to ensure that all points of view can be considered and the best possible candidates can be identified.  The Nominating and Corporate Governance Committee may also, as appropriate, engage a search firm to assist it in identifying potential candidates.  Members of the Nominating and Corporate Governance Committee, the President and other Board members, as appropriate, may personally interview selected director candidates and provide input to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will determine which candidate(s) are to be recommended to the Board for approval.

Shareholders wishing to submit a director candidate for consideration by the Nominating and Corporate Governance Committee must submit the recommendation to Michael W. Kostelnik, Jr., Chairman, Nominating and Corporate Governance Committee, c/o Community Partners Bancorp, 1250 Highway 35 South, Middletown, New Jersey 07748 in writing, not less than 90 days nor more than 120 days prior to the first anniversary date of the preceding year’s Annual Meeting.  To ensure that a shareholder wishing to propose a candidate for consideration by the Nominating and Corporate Governance Committee has a significant stake in the Company, to qualify for consideration by the Nominating and Corporate Governance Committee, the shareholder submitting the candidate must demonstrate that he or she has been the beneficial owner of at least 1% of the Company’s outstanding shares for a minimum of one year prior to the submission of the request. The request must be accompanied by the same information concerning the director candidate and the recommending shareholder as described in Article I, Section 9 of the Company’s by-laws for shareholder nominations for director.  The Company may also request any additional background or other information from any director candidate or the recommending shareholder, as it may deem appropriate.

All directors play a critical role in guiding the Company’s long-term business strategy and in overseeing the management of the Company.  Board candidates are considered based on various criteria which may change over time and as the composition of the Board changes.  The following factors, at a minimum, are considered by the Nominating and Corporate Governance Committee as part of its review of all director candidates and in recommending potential director candidates to the Board:

•	appropriate mix of educational background, professional background and business experience to make a significant contribution to the overall composition of the Board;

•	global business and social perspective;

•
if the Committee deems it applicable, whether the candidate would be considered a financial expert or financially literate as described in SEC or Nasdaq rules or an audit committee financial expert as defined by the Sarbanes-Oxley Act of 2002;

•
if the Committee deems it applicable, whether the candidate would be considered independent under Nasdaq rules and the Board’s additional independence guidelines set forth in the Company’s Corporate Governance Guidelines;

•	demonstrated character and reputation, both personal and professional, consistent with the image and reputation of the Company;

•	willingness to apply sound and independent business judgment;

•	ability to work productively with the other members of the Board;

•	availability for the substantial duties and responsibilities of a director of the Company; and

•
availability and willingness to regularly act as an ambassador for the Company in the greater community and participate in the solicitation and encouragement of new business and individual banking relationships.

Attendance at Board Meetings, Committee Meetings, and Annual Meetings

 In 2008, the Board of Directors held seven meetings, the Audit Committee held nine meetings, the Compensation Committee held five meetings, and the Nominating and Corporate Governance Committee held two meetings. Each director attended at least 75% of the aggregate meetings of the Board of Directors and of the committees of which such director was a member.

 Our current director attendance policy is that unless there are mitigating circumstances, such as medical, family or business emergencies, Board members are expected to participate in all Board meetings and all committee meetings of which the director is a member and to attend the Company’s Annual Meeting of shareholders. All, except for two Board members, attended last year’s annual meeting of shareholders.

Executive Sessions of Non-Management Directors

Our Corporate Governance Guidelines adopted in March of 2007 provide for non-management directors to meet in executive session at least four times per year.  At each executive session, the non-management directors select a director to preside at the meeting.  On four occasions during 2008, the non-management directors met in executive session and during all other director meetings the opportunity to meet in executive session without management present was available.

Shareholder Communications Process

The Board of Directors provides a process for security holders to send communications to the Board.  Information regarding the Company’s process for shareholders to communicate with the Board of Directors and the manner in which such communications are forwarded is available under the Corporate Governance section of the Company’s website at www.communitypartnersbancorp.com.

Code of Business Conduct and Ethics and Corporate Governance Guidelines

The Company has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) which applies to the Company’s chief executive officer and principal financial and accounting officer and to all other Company directors, officers and employees.  The Code of Conduct is available under the Corporate Governance section of the Company’s website at www.communitypartnersbancorp.com.  The Company will disclose any substantive amendments to the Code as well as any waivers from provisions of the Code made with respect to the chief executive officer, principal financial officer, principal accounting officer, any other executive officer or any director, at the same location on the Company’s website.

The Company has also adopted Corporate Governance Guidelines which are intended to provide guidelines for the governance of the Company by the Board and its committees.

STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

STOCK OWNERSHIP OF MANAGEMENT
AND PRINCIPAL SHAREHOLDERS

 The following table sets forth information concerning the beneficial ownership of the Company common stock as of March 12, 2009 by each director/nominee, by the Company’s named executive officers, by all directors and executive officers as a group, and by any individual or group owning 5% or more of the Company’s common stock.  The Company knows of no person or group that beneficially owns 5% or more of the Company common stock. Unless otherwise specified, all persons listed below have sole voting and investment power with respect to their shares of Company common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Charles T. Parton	122,919	(1)	1.77%
Joseph F.X. O’Sullivan	61,076	(2)	0.88%
Michael W. Kostelnik, Jr.	106,051	(3)	1.52%
Barry B. Davall	143,215	(4)	2.06%
Robert E. Gregory	125,126	(5)	1.80%
Robert Grossman, M.D.	132,009	(6)	1.90%
John E. Holobinko	112,308	(7)	1.61%
William F. LaMorte	106,885	(8)	1.54%
Frederick H. Kurtz	77,951	(9)	1.12%
Frank J. Patock, Jr.	136,281	(10)	1.96%
John J. Perri, Jr., CPA	107,766	(11)	1.55%
William Statter	102,637	(12)	1.47%
Robin Zager	109,821	(13)	1.58%
William D. Moss	82,301	(14)	1.18%
Michael J. Gormley	75,586	(15)	1.08%
All Directors & Executive Officers	1,601,932		23.02%

(1) Includes: 16,632 shares held solely by Mr. Parton’s spouse; and options for 30,003 shares granted under the Non-Qualified Stock Option Plans of the Company.

(2) Includes: options for 5,533 shares granted under the Director Stock Option Plans of the Company; and 3,016 shares held in Mr. O’Sullivan’s children’s names, for which Mr. O’Sullivan is deemed to have beneficial ownership.

(3) Includes: 30,291 shares that are held jointly with Mr. Kostelnik’s spouse; 48,741 shares held by a retirement plan of which Mr. Kostelnik is the primary beneficiary; and options for 27,019 shares granted under the Non-Qualified Stock Option Plans of the Company.

(4) Includes: 47,761 shares held by a retirement plan of which Mr. Davall is the primary beneficiary; 5,915 shares that are held jointly with Mr. Davall’s spouse; 9,248 shares held by a retirement plan of which Mrs. Davall is the primary beneficiary; and options for 80,291 shares granted under the Incentive Stock Options Plans of the Company.

(5) Includes: options for 8,220 shares granted under the Director Stock Option Plans of the Company.

(6) Includes: 62,439 shares that are held jointly with Dr. Grossman’s spouse, 28,686 shares held solely by Dr. Grossman’s spouse, 849 shares held in trust for minors for which Dr. Grossman has voting control; and options for 38,959 shares granted under the Non-Qualified Stock Option Plans of the Company.

(7) Includes: 4,369 shares that are held jointly with Mr. Holobinko’s spouse, 1,092 shares held in a trust established by Mr. Holobinko; and options for 38,959 shares granted under the Non-Qualified Stock Option Plans of the Company.

(8) Includes:  1,655 shares held solely by Mr. LaMorte’s spouse, 64,616 shares owned by Ridge Investments, of which Mr. LaMorte is a principal; and options for 38,959 shares granted under the Non-Qualified Stock Option Plans of the Company.

(9) Includes: options for 5,000 shares granted under the Non-Qualified Stock Option Plans of the Company.

(10) Includes: 18,450 shares held solely by Mr. Patock’s spouse; 10,581 shares owned by Patock Construction Profit Sharing Trust, in which Mr. Patock is a principal; and options for 38,959 shares granted under the Non-Qualified Stock Option Plans of the Company.

(11) Includes: options for 38,959 shares granted under the Non-Qualified Stock Option Plans of the Company.

(12) Includes: 25,364 shares that are held jointly with Mr. Statter’s spouse; 47,760 shares held in Mr. Statter’s individual retirement account; and options for 27,018 shares granted under the Non-Qualified Stock Option Plans of the Company.

(13) Includes: 5,087 shares held in Ms. Zager’s spouse’s individual retirement account; and options for 27,018 shares granted under the Non-Qualified Stock Option Plans of the Company.

(14) Includes: 4,474 shares held solely by Mr. Moss’ spouse; 4,641 shares held in a retirement account; 818 shares held in trust for Mr. Moss’ children; and options for 48,843 shares granted under the Incentive Stock Option Plans of the Company.

(15) Includes: options for 61,394 shares granted under the Incentive Stock Option Plans of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Based on a review of the copies of reports furnished to the Company, the Company believes that during the year ended December 31, 2008, all filing requirements applicable to its officers, directors and 10% beneficial owners were met.

DIRECTOR COMPENSATION
The following table details the compensation paid to our non-employee directors for the year ended December 31, 2008.

2008 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)(1)	Total ($)
Charles T. Parton	61,600	12,373	73,973
John J. Perri, Jr., CPA	30,450	651	31,101
Michael W. Kostelnik, Jr.	24,450	212	24,662
Joseph F.X. O’Sullivan	26,100	-	26,100
Frank J. Patock, Jr.	21,050	1,041	22,091
Robert E. Gregory	20,100	-	20,100
Frederick H. Kurtz	17,700	-	17,700

(1)
The compensation in the column under the heading “All Other Compensation” includes the following:

•          For Mr. Parton, $10,853 reimbursed to Mr. Parton for fees and membership dues for a golf membership in a country club approved by the Compensation Committee and $1,520 of imputed income under the Director life insurance program described in the narrative below.

•          For Mr. Kostelnik, $212 of imputed income under the Director life insurance program described in the narrative below.

•          For Mr. Patock, $1,041 of imputed income under the Director life insurance program described in the narrative below.

•          For Mr. Perri, $651 of imputed income under the Director life insurance program described in the narrative below.

Fees Earned or Paid in Cash

Director fees are $500 for each holding company meeting attended and $1,000 for each bank board meeting attended.  Both holding company directors and bank directors receive $350 for each holding company committee meeting.  Directors serving on the board of the holding company who also serve on the board of the bank do not receive additional compensation for attending a bank board meeting that is held on a date upon which the director attends a holding company board meeting. The chairpersons of each of the Asset/Liability, Audit and Compensation committees receive $750 for each meeting attended of their respective committee.

In addition, during 2008, Charles T. Parton received $36,000 in additional cash compensation for serving as Chairman of the Company’s Board of Directors. During 2009, Mr. Parton will not receive cash compensation for serving as Director of the Company but will receive a $86,000 stipend from the Company for serving as Interim President and CEO of the Company.

Director Life Insurance Program

The Company purchased single premium life insurance for certain directors in 2004.  The Director Insurance program covers all individuals who were members of the Board of Directors of Two River on the effective date.  Under the Director insurance program, a covered individual is provided with term insurance coverage in the amount of $100,000. Coverage will remain in effect even if the individual’s service as a member of the Board of Directors ceases.  The Director will forfeit any right to a benefit under the program if the Company terminates the Director for cause. The premiums for the Director insurance program were paid by the Company in November 2004. The Company has all ownership rights to the policies and all cash values thereunder.  The premiums for life insurance paid for the benefit of the individual directors are represented in the “All Other Compensation” column of the 2008 Director Compensation table above.

EXECUTIVE COMPENSATION

This section of the proxy statement explains our compensation program for our principal executive officer and our other two most highly-compensated executive officers, which we refer to collectively in this proxy statement as our “named executive officers”.  The Company has elected to use the “smaller reporting company” rules issued by the SEC regarding the disclosure of executive compensation.  Under these rules, the Company provides executive compensation disclosure for three named executive officers, a Summary Compensation Table for two years, an Outstanding Equity Awards at Year End Table and certain narrative disclosures.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of the Company’s named executive officers for the fiscal years ended December 31, 2008 and 2007. The amounts in the bonus column represent bonuses earned in 2008 and paid in 2009. Bonuses that were paid in 2008 for 2007 performance are included in 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Nonqualified Deferred Compensation Earnings ($)(1)	All Other Compensation ($)(2)	Total ($)
Barry B. Davall President and CEO	2008	194,000	Ø	18,426	23,472	235,898
	2007	232,750	43,000	17,629	22,750	316,129
William D. Moss(3) Executive Vice President and Senior Loan Officer	2008 2007	192,500 175,000	Ø 36,000	19,845 18,599	100,632 13,586	312,977 243,185

Michael J. Gormley(3) Executive Vice President, Chief Operating Officer and Chief Financial Officer	2008 2007	183,000 175,000	Ø 36,000	22,410 21,002	13,476 12,597	218,886 244,599

(1)
The amounts in this column represent the change in the actuarial present value of the named executive officer’s accumulated benefit under his Supplemental Executive Retirement Agreement with the Company (as computed on the pension plan measurement dates used for financial statement reporting purposes for the Company’s audited financial statements in fiscal 2007 and 2008).  The Company does not offer any non-qualified defined contribution plans and no named executive officer received preferential or above-market earnings on deferred compensation.

(2)	The compensation in the column under the heading “All Other Compensation” for 2008 includes the following:

•
For Mr. Davall, $1,450 for use of an automobile, $3,409 of imputed income for split dollar and group term life insurance for Mr. Davall’s benefit, $10,853 for the cost of a golf membership in a country club approved by the Compensation Committee and a contribution of $7,760 to the Company’s 401(k) Plan on behalf of Mr. Davall to match a pre-tax elective deferral contribution made by Mr. Davall to that plan.

•
For Mr. Moss, $2,419 for use of an automobile, $666 of imputed income for split dollar and group term life insurance for Mr. Moss’ benefit, $63,365 for the cost of a membership in a country club approved by the Compensation Committee, a $26,482 tax reimbursement relating to country club membership, and a contribution of $7,700 to the Company’s 401(k) Plan on behalf of Mr. Moss to match a pre-tax elective deferral contribution made by Mr. Moss.

•
For Mr. Gormley, $5,504 for use of an automobile, $652 of imputed income for split dollar and group term life insurance for Mr. Gormley’s benefit, and a contribution of $7,320 to the Company’s 401(k) Plan on behalf of Mr. Gormley to match a pre-tax elective deferral contribution made by Mr. Gormley.

(3)
Options for 40,000 shares were granted to Mr. Moss and Mr. Gormley on January 20, 2009, in each case, for 2008 performance and vest in equal increments over a five year period, commencing January 20, 2010. In accordance with FAS 123R, these amounts have no value as of December 31, 2008.

Executive Life Insurance

The Company has entered into an endorsement split dollar life insurance arrangement with several executives. Under the terms of the individual life insurance agreements, the covered employees obtain current life insurance protection while employed, and cash value accumulates under the underlying policies.  In the event that a covered employee terminates employment with the Company, then coverage and all rights of the employee under the agreement and the policies cease, unless the employee had both attained age 60 and completed 10 years of service with the Company (including years of service prior to implementation of the agreements) at the time of termination of employment, in which case coverage will remain in effect until death. In addition, in the event of a change of control (as defined in the agreements) prior to termination of employment, coverage will remain in effect until death.  Coverage would cease in the event of termination of employment for cause (as defined in the agreements).  The Company paid the insurance premiums for these split dollar life insurance arrangements in November 2004.

The Company owns the policies and all cash values thereunder.  Upon the death of the covered employee, if the agreement is still in effect, the death proceeds will be used by the Company to pay to the insured’s beneficiary an amount that ranges from one to two times the covered employee’s base annual salary (not including bonus or other forms of compensation) in effect at the time of his or her death or retirement, minus amounts payable by reason of any other group term insurance coverage provided by the Company. The Company is entitled to all other amounts payable under the policies.  During 2008, Messrs. Davall, Gormley and Moss were parties to these agreements.  At December 31, 2008, the death benefit payable under Mr. Davall’s policy was $194,000, the death benefit payable under Mr. Gormley’s policy was $183,000 and the death benefit payable under Mr. Moss’ policy was $192,500.

Requirements of Recently Enacted Legislation

We participated in the Troubled Asset Relief Program Capital Purchase Program (referred to in this section as the “TARP Program”) established under the Emergency Economic Stabilization Act of 2008 (the “EESA”) pursuant to which, on January 30, 2009, the U.S. Department of the Treasury (“Treasury”) invested approximately $9 million in our preferred stock.

Participation in the TARP Program requires that we implement certain restrictions and limitations on executive compensation, in particular severance pay, requires a review of our incentive compensation programs to ensure that they do not encourage our senior executive officers to take unnecessary and excessive risks, and limits our ability to receive tax deductions related to senior executive pay.  Specifically, the provisions agreed to were as follows:

• NO GOLDEN PARACHUTE PAYMENTS. A “Golden parachute payment” under the TARP Program means a severance payment resulting from involuntary termination of employment, or from bankruptcy of the employer, that exceeds three times the terminated employee’s average annual base salary over the five years prior to termination. Our named executive officers have agreed to forego all golden parachute payments for as long as two conditions remain true: They remain “senior executive officers” and the Treasury continues to hold our equity or debt securities we issued to it under the TARP Program (the period during which the Treasury holds those securities is the “Covered Period”).

• RECOVERY OF BONUS, RETENTION AWARDS AND INCENTIVE COMPENSATION IF BASED ON CERTAIN MATERIAL INACCURACIES. Our named executive officers have also agreed to a “clawback provision,” which means that we can recover any bonus, retention award or incentive compensation paid during the Covered Period that is later found to have been based on materially inaccurate financial statements or other materially inaccurate measurements of performance.

• NO COMPENSATION ARRANGEMENTS THAT ENCOURAGE EXCESSIVE RISKS. During the Covered Period, we are not  allowed to enter into compensation arrangements that encourage named executive officers to take “unnecessary and excessive risks that threaten the value” of our company. To make sure this does not happen, the Compensation Committee is required to meet at least once a year with our senior risk officers to review our executive compensation arrangements in the light of our risk management policies and practices. Our named executive officers’ written agreements include their obligation to execute whatever documents we may require in order to make any changes in compensation arrangements resulting from the Compensation Committee’s review.

• LIMIT ON FEDERAL INCOME TAX DEDUCTIONS. During the Covered Period, we are not allowed to take federal income tax deductions for compensation paid to senior executive officers in excess of $500,000 per year, with certain exceptions that do not apply to our named executive officers. This represents a 50% reduction in the income tax deductibility limit and the elimination of the exemption for performance-based compensation.

Additionally, on February 17, 2009, President Obama signed into law the American Recovery and Reinvestment Act of 2009 (“ARRA”), which amends the EESA by, among other things, directing Treasury to issue regulations implementing strict limitations on compensation paid or accrued by financial institutions, like us, participating in the TARP Program. The compensation-related limitations applicable to us added or modified by ARRA which are subject to standards to be established by the Secretary of the Treasury are as follows:

• NO SEVERANCE PAYMENTS. Under ARRA, “golden parachutes” were redefined as any severance payment resulting from involuntary termination of employment, or from bankruptcy of the employer, except for payments for services performed or benefits accrued. Consequently under ARRA, we are prohibited from making any severance payment during the Covered Period to our “senior executive officers” (defined in ARRA as the five highest paid named executive officers) and our next five most highly compensated employees.

• RECOVERY OF BONUS, RETENTION AWARDS AND INCENTIVE COMPENSATION IF BASED ON CERTAIN MATERIAL INACCURACIES. The ARRA also contains the “clawback provision” discussed above but extends its application to any bonus, retention award or awards and incentive compensation paid to any of our senior executive officers or our next 20 most highly compensated employees during the Covered Period that is later found to have been based on materially inaccurate financial statements or other materially inaccurate measurements of performance.

• NO COMPENSATION ARRANGEMENTS THAT ENCOURAGE EARNINGS MANIPULATION. Under ARRA, during the Covered Period, we are not allowed to enter into compensation arrangements that encourage manipulation of our reported earnings to enhance the compensation of any of our employees.

• LIMIT ON INCENTIVE COMPENSATION. ARRA contains a provision that prohibits the payment or accrual during the Covered Period of any bonus, retention award or incentive compensation to our most highly compensated employee other than awards of long-term restricted stock that (i) do not fully vest during the Covered Period, (ii) have a value not greater than one-third of the total annual compensation of the award recipient and (iii) are subject to such other restrictions as may be determined by the Secretary of the Treasury. We do not know whether awards of stock options are covered by this prohibition. The prohibition on bonus, incentive compensation and retention awards does not preclude payments required under written employment contracts entered into on or prior to February 11, 2009.

• COMPENSATION COMMITTEE FUNCTIONS. ARRA requires that our Compensation Committee be comprised solely of independent directors and that it meet at least semiannually to discuss and evaluate our employee compensation plans in light of an assessment of any risk posed to us from such compensation plans. See “Director Independence” above for a discussion of the independence of our Compensation Committee.

• COMPLIANCE CERTIFICATIONS. ARRA also requires a written certification by our Chief Executive Officer and Chief Financial Officer of our compliance with the provisions of ARRA. This requirement will be implemented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

• TREASURY REVIEW OF BONUSES PREVIOUSLY PAID. The ARRA directs the Secretary of the Treasury to review all compensation paid to our senior executive officers and our next 20 most highly compensated employees to determine whether any such payments were inconsistent with the purposes of ARRA or were otherwise contrary to the public interest. If the Secretary of the Treasury makes such a finding, the Secretary of the Treasury is directed to negotiate with the TARP Program recipient and the subject employee for appropriate reimbursements to the federal government with respect to compensation and bonuses found to be excessive.

• SAY ON PAY. Under ARRA, the SEC is required to promulgate rules requiring an advisory, non-binding say on pay vote by the shareholders on executive compensation at the annual meeting during the Covered Period. The Company will comply with the provisions of the ARRA and its implementing regulations in all respect, which includes the submission of “Item 3: Advisory Vote on Compensation of Named Executive Officers” set forth in this proxy statement.

As noted, the ARRA directs the Treasury to issue regulations implementing the foregoing. There are numerous questions regarding the scope of the limitations and the requirements of the ARRA. None of the regulations mandated by the law have been issued to date. Pending the issuance of regulations, the Board, Compensation Committee and management are reviewing the requirements of the ARRA, its impact on current and going forward compensation, and the effect of the law’s requirements on the Company’s competitive position. Actions required by the ARRA and consideration of competitive factors may include changes to the form and amount of compensation paid to our executive officers, including adjustments to base salaries, the reduction or elimination of bonus compensation, issuance of long-term restricted stock awards and modifications to existing plans and agreements.

2008 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table represents stock options outstanding for each named executive officer as of December 31, 2008. All stock options have been adjusted for stock dividends and stock splits.  These stock options were granted under Two River and Town Bank stock option plans prior to the Company’s acquisition of the Banks and were assumed by the Company as of the effective time of the acquisition.  The Company has granted no equity awards since its inception.

Options adjusted for stock dividends.

Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Barry B. Davall	10,927 24,586 14,926 29,851	(1) (2) (3) (4)	Ø Ø Ø Ø	15.79 12.45 3.64 3.35	8/30/2014 6/11/2013 1/22/2012 5/10/2011
William D. Moss	10,927 19,123 10,448 8,345	(1) (2) (3) (4)	Ø Ø Ø Ø	15.79 12.45 3.64 3.35	8/30/2014 6/11/2013 1/22/2012 5/10/2011
Michael J. Gormley	10,927 19,123 10,448 20,896	(1) (2) (3) (4)	Ø Ø Ø Ø	15.79 12.45 3.64 3.35	8/30/2014 6/11/2013 1/22/2012 5/10/2011

(1)	These options were granted on August 30, 2004 and vested in equal increments over a three year period.
(2)	These options were granted on June 11, 2003 and vested in equal increments over a three year period.
(3)	These options were granted on January 22, 2002 and vested in equal increments over a three year period.
(4)	These options were granted on May 10, 2001 and vested in equal increments over a three year period.

TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

Supplemental Executive Retirement Agreements

The Company maintains supplemental executive retirement agreements (the “SERP Agreements”) for Messrs. Davall, Gormley and Moss.  The SERP Agreements were established on January 1, 2005 and provide nonqualified pension benefits to the participants.

Under the SERP Agreements, the participants upon separating from service on or after normal retirement age (age 65) are entitled to annual benefits.  Mr. Davall attained normal retirement age during 2007 and officially retired on January 31, 2009.  Upon retirement, Mr. Davall’s annual benefit will equal $30,000, and Mr. Gormley’s and Mr. Moss’ annual benefit will equal $50,000.  The participants’ annual benefit will be paid in monthly installments for fifteen years.  Mr. Davall’s payments will commence on the first day of the month following his 67th birthday.  Mr. Gormley’s and Mr. Moss’s payments will commence on the first day of the month following their 65th birthdays.  The values reflected are based on the annual benefit amount at normal retirement ages, assuming a discount factor of 6.5%. The SERP Agreements include non-competition provisions which, other than in the event of a change in control, restrict the participants from competing with the bank within two years after the participant’s separation from service.

In the event that a participant separates from service before age 65 for reasons other than death, disability, termination for cause or change in control, the participant is entitled to a pro-rata annual benefit based on his age at the time he separates from service.  These amounts were pre-established and are set forth on a schedule to each participant’s SERP Agreement. As of December 31, 2008, the early termination annual benefit for Messrs. Davall, Gormley and Moss is equal to $30,000, $8,235 and $7,292, respectively.  Each participant’s annual benefit will commence within 30 days after he separates from service and will be paid in monthly installments for fifteen years.  Payments from the SERP Agreements may be delayed upon a participant’s termination of employment, in accordance with Section 409A of the Internal Revenue Code.  Amounts payable to the participants under the SERP Agreements are subject to reduction or delay to the extent that any such payments are determined to constitute “excess parachute payments” under the Internal Revenue Code.

The obligation to make payments under the SERP Agreements is affected by the terms of the Company’s participation in the TARP Program.  See “Requirements of Recently Enacted Legislation” on Page 26.

Change in Control Agreements with Messrs. Davall, Gormley and Moss

On July 5, 2007, the Company entered into change in control agreements with each of the following executives: Barry B. Davall, who served as President and Chief Executive Officer of the Company; Michael J. Gormley, who serves as Senior Vice President, Chief Operating Officer and Chief Financial Officer of the Company and Executive Vice President and Chief Financial Officer of Two River; and William D. Moss, who serves as Vice President and Senior Loan Officer of the Company and President and Chief Executive Officer of Two River. The Company’s Compensation Committee approved and authorized the Company to enter into the agreements on March 19, 2007.

The change in control agreements provide for severance payments to be made, and other benefits to be made available, to the executive if the executive’s employment is terminated within two years after a change in control of the Company (as defined in the change in control agreements) if a change in control occurs during the term of the executive’s change in control agreement.

Under each of the change in control agreements, if the executive is terminated by the Company without “cause” or if the executive resigns for “good reason” during the period commencing the day immediately preceding a change in control and ending on the earlier of the third anniversary of the change in control or the death of the executive (the contract period), the executive will receive a pro rata bonus for the year of termination, plus a lump sum severance payment equal to two times the Executive’s highest annual salary and bonus during the three years prior to the year of termination.  In addition, the Company will continue to provide the executive group health coverage at the Company’s expense for a period of 24 months following termination of employment.

If the executive’s employment is terminated by the Company for “cause” or the Executive resigns without “good reason” during the contract period, the executive’s change in control agreement will terminate without further obligation of the Company, except that the Company will pay to the executive all accrued but unpaid salary or benefits, if any.  In the event of the executive’s death, disability or retirement during the contract period, the executive (or the estate of the executive, as the case may be) would be entitled to payment of any accrued but unpaid salary or benefits, plus a pro rated bonus for the year in which such event occurred.

Under the change in control agreements, “cause” generally means:

•	the willful and continued failure by the executive to perform his duties after at least one warning in writing from the Board identifying specifically any such failure;

•
willful misconduct of any type by the executive, including, but not limited to, the disclosure or improper use of confidential information, which causes material injury to the Bank, as specified in a written notice to the executive from the Board; or

•
the executive’s conviction of a crime (other than a traffic violation), habitual drunkenness, drug abuse, or excessive absenteeism (other than for illness), after a warning (with respect to drunkenness or absenteeism only) in writing from the Board to refrain from such behavior.

Under the change in control agreements, “good reason” generally means any of the following events occurred and was adverse to the executive or inconsistent with his employment conditions as they existed immediately prior to a change in control (unless the executive gives his express written consent):

•	the material reduction of duties or the assignment to the executive of any duties inconsistent with the executive’s position and responsibilities;

•	any removal of the executive from, or any failure to re-elect the executive to, any positions or offices held immediately prior to a change in control;

•	relocation of the executive outside of New Jersey or more than 25 miles from his present office location;

•
a reduction in base compensation or any material fringe benefit or the failure to award the executive annual increases or to continue any bonus plan in which the executive participated or to continue the executive as a participant in such plan;

•	the failure to continue any employee benefit plan in which the executive is participating or adversely affecting or materially reducing his participation or benefits under such a plan;

•	the failure to provide the executive with the same number of paid vacation days; and

•
the failure to obtain, in writing, an enforceable assumption of the change in control agreement and the employer’s obligations to perform under the change in control agreements (and to provide such assumption to the executive prior to any change in control) by any entity which is the acquiring entity or successor to Two River or if the acquiring entity or successor to Two River is a bank, the holding company parent of the acquiring entity or successor.

The change in control agreements with each of Messrs. Davall, Moss, and Gormley provide for the Company to assume the existing change in control agreements between the Company and each such executive, each of which remains in full force and effect except to the extent that the terms of the executive’s change in control agreement with the Company are, or would be, applicable to amend the existing change in control agreement.  In the event of a change in control under such an executive’s change in control agreement with the Company, the executive’s existing change in control agreement will immediately terminate.

The change in control agreements have an initial term ending on the later of (i) June 1, 2009, which is two years after the date of the agreement, or (ii) the end of the contract period.  On June 1, 2008, the first anniversary of the date of the change in control agreements, the initial term of each agreement was automatically extended for one additional year (meaning that the initial term, as extended, would end on the later of June 1, 2010 or the end of the contract period) unless the Company’s Board of Directors determines to not extend such initial term.

The change in control agreements contain non-disclosure provisions which require the executives to keep confidential certain Company information.

Our obligation to make payments under these agreements is affected by the terms of our participation in the TARP Program.  See “Requirements of Recently Enacted Legislation” on page 26.  Under the ARRA, no severance payments are permitted to be made to our named executive officers and our five next most highly paid employees during the Covered Period.

Excise Tax Reimbursement Agreements

On July 5, 2007, the Company entered into excise tax reimbursement agreements with each of Messrs. Davall, Moss and Gormley.  The Company’s Compensation Committee approved and authorized the Company to enter into the excise tax reimbursement agreements on March 19, 2007.

The excise tax agreements provide that the Company will make a gross-up payment to an executive in the event that all or any portion of the payments to such executive under any present or prospective compensation arrangement sponsored by the Company or its subsidiaries or affiliates in which the executive is or becomes a participant is determined to constitute “excess parachute payments” within the meaning of Section 280G(b)(1) of the Internal Revenue Code and becomes subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, thus restoring the executive to the after-tax position that the executive would have been in if the excise tax had not been imposed.

Our obligation to make payments under these agreements is affected by the terms of our participation in the TARP Program.  See “Requirements of Recently Enacted Legislation” on page 26.

CERTAIN TRANSACTIONS WITH MANAGEMENT

Transactions with Related Persons

The Company, through its subsidiary Banks, has made loans to its directors and executive officers and their associates and, assuming continued compliance with generally applicable credit standards, it expects to continue to make such loans.  All of these loans (i) were made in the ordinary course of business; (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with other persons; and (iii) did not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 2008, the Company had total loans and loan commitments outstanding to directors and executive officers and their affiliates of approximately $8.3 million, or approximately 11.3% of total shareholder’s equity at that date.  As of December 31, 2008, no director or executive officer of the Company was in default under any loan transaction with the Company or the Bank.

William F. LaMorte is President of Ronstan Paper and Packaging Company and a member of the Board of Directors.  In 2008, Ronstan Paper and Packaging Company sold paper and office supplies to Two River and the total cost amounted to $7,687 in fiscal year 2008 and $5,740 in fiscal year 2007.

Frank J. Patock Jr. is President of Patock Construction and a member of the Board of Directors. In 2008, Patock Construction Company acted as the general contractor for the interior construction of Two River’s Allaire, New Jersey office and the interior improvements at the Operations Center located in Eatontown, New Jersey.  The total cost of the interior construction and finishing work, including payments to all subcontractors, totaled $579,072 in fiscal year 2008 and $89,800 in fiscal year 2007.

The Board has determined that other than the transactions described in the preceding paragraph, no transactions occurred since the beginning of 2007 involving any director, director nominee or executive officer of the Company, any known 5% shareholder of the Company or any immediate family member of any of the foregoing persons that would require disclosure as a “related person transaction”.

SHAREHOLDER PROPOSALS

New Jersey corporate law requires that the notice of shareholders’ meeting (for either a regular or special meeting) specify the purpose or purposes of the meeting. Thus, any substantive proposal, including shareholder proposals, must be referred to in the Company’s notice of shareholders’ meeting for the proposal to be properly considered at a shareholders’ meeting.

Proposals of shareholders which are eligible under SEC rules to be included in the Company’s 2010 proxy materials must be received by the Corporate Secretary of the Company no later than December 18, 2009.

If the Company changes the date of its 2010 Annual Meeting to a date more than 30 days from the anniversary of the date of its 2009 Annual Meeting, then the deadline for submission of shareholder proposals will be changed to a reasonable time before the Company begins to print and mail its proxy materials. If the Company changes the date of its 2010 annual meeting in a manner that alters the deadline, the Company will so state under Part II, Item 5 of the first quarterly report on Form 10-Q it files with the SEC after the date change, or will notify its shareholders by another reasonable method.

Under our bylaws, written notice of shareholder nominations to the Board of Directors must be delivered to the Company’s Secretary not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting.  Accordingly, any shareholder who wishes to have a nomination considered at the 2010 annual meeting must deliver a written notice (containing the information specified in our bylaws regarding the shareholder and the proposed action) to the Company’s Secretary between January 19, 2010 and February 18, 2010.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than the items referred to above.  Proxies in the enclosed form will be voted in respect of any other business that is properly brought before the Annual Meeting as recommended by the Board of Directors or, if no such recommendation is given, in the discretion of the proxy holders.

Shareholders are urged to sign the enclosed proxy, which is solicited on behalf of the Board, and return it in the enclosed envelope.

By Order of the Board of Directors

CHARLES T. PARTON
Interim President and Chief Executive Officer

A copy of the annual report to shareholders for the fiscal year ended December 31, 2008 accompanies this proxy statement. The annual report is a combined report with the Company’s Annual Report on Form 10-K (without exhibits) for the year ended December 31, 2008 filed with the SEC.  The Company will provide copies of the exhibits to the Form 10-K upon payment of a reasonable fee, upon receipt of a request addressed to the Corporate Secretary, Community Partners Bancorp, 1250 Highway 35 South, Middletown, New Jersey 07748.

COMMUNITY PARTNERS BANCORP
Proxy Solicited on Behalf of the Board of Directors
for the Annual Meeting of Shareholders on May 19, 2009

The undersigned hereby appoints Alan B. Turner and Michael J. Gormley and each of them, with full power of substitution, as attorneys and proxies for the undersigned, to attend the 2009 Annual Meeting of Shareholders of Community Partners Bancorp (the “Company”), to be held at the Hilton Woodbridge, located at 120 Wood Avenue South, Iselin, New Jersey, on Tuesday, May 19, 2009, at 10:00 a.m. Eastern Time, or any adjournment thereof, and to vote the number of shares of common stock of the Company that the undersigned would be entitled to vote, and with all the power the undersigned would possess, if personally present, as follows:

1.	To vote for the following nominee for election as director of the Company:	For	Withhold

	CHARLES T. PARTON	☐	☐

	To vote for the following nominee for election as director of the Company:	For	Withhold

	JOSEPH F.X. O’SULLIVAN	☐	☐

	To vote for the following nominee for election as director of the Company:	For	Withhold

	MICHAEL W. KOSTELNIK	☐	☐

	To vote for the following nominee for election as director of the Company:	For	Withhold

	BARRY B. DAVALL	☐	☐

	To vote for the following nominee for election as director of the Company:	For	Withhold

	ROBERT E. GREGORY	☐	☐

	To vote for the following nominee for election as director of the Company:	For	Withhold

	ROBERT B. GROSSMAN	☐	☐

	To vote for the following nominee for election as director of the Company:	For	Withhold

	JOHN E. HOLOBINKO	☐	☐

	To vote for the following nominee for election as director of the Company:	For	Withhold

	FREDERICK H. KURTZ	☐	☐

To vote for the following nominee for election as director of the Company:	For	Withhold

WILLIAM F. LAMORTE	☐	☐

To vote for the following nominee for election as director of the Company:	For	Withhold

WILLIAM D. MOSS	☐	☐

To vote for the following nominee for election as director of the Company:	For	Withhold

FRANK J. PATOCK	☐	☐

To vote for the following nominee for election as director of the Company:	For	Withhold

JOHN J. PERRI	☐	☐

To vote for the following nominee for election as director of the Company:	For	Withhold

WILLIAM STATTER	☐	☐

To vote for the following nominee for election as director of the Company:	For	Withhold

ROBIN ZAGER	☐	☐

2.	Ratify selection of Beard Miller Company LLP as independent registered public accounting firm of the Company.	For ☐	Against ☐	Abstain ☐

3.	To approve on a non-binding basis, the compensation of the Company’s named executive officers as determined by the Compensation Committee.	For ☐	Against ☐	Abstain ☐
4.	In their discretion, on the conduct of other business if properly raised.

If this proxy is properly signed and is not revoked, the proxies will vote as specified herein or, if a choice is not specified, they will vote “FOR” the nominees listed in Item 1, “FOR” the proposal set forth in Item 2, “FOR” the non-binding approval of the compensation of the Company’s named executive officers listed in Item 3, and in their discretion on the conduct of other business if properly raised.

Please sign exactly as your names appear hereon, indicating, where proper, official position or representative capacity.

Date: , 2009

(Signatures)